Exhibit 99.1

SELECTICA ANNOUNCES FIRST QUARTER FISCAL 2005 RESULTS AND PROVIDES GUIDANCE

SAN JOSE, Calif., July 22, 2004 – Selectica, Inc. (Nasdaq: SLTC), a leading provider of configuration, pricing management and quoting solutions for automating the opportunity to order process for manufacturers, service providers and financial institutions, today announced results for the first fiscal quarter ending June 30, 2004.

Revenue was $7.7 million in the first quarter of fiscal 2005, compared with $11.8 million for the same period in the previous year. Net loss for the quarter was $3.6 million, or ($0.11) per share, compared with $1.8 million, or ($0.06) per share, in the first quarter of fiscal 2004.

Commenting on the first quarter, Stephen Bennion, CFO and interim CEO of Selectica, said, “Due to the fact that we recognize most of our license and service revenue over the life of a project, our first quarter results reflect the low level of bookings we experienced in the first half of fiscal 2004. Nevertheless, we continue to make progress on our turnaround strategy, and the pipeline of quality sales opportunities is expanding. However, the market for enterprise software clearly softened during the quarter with many companies extending their evaluation periods and proceeding cautiously with their capital spending plans. As a result, our bookings declined by approximately 15% from the previous quarter.

“We’re pleased to announce the completion of the first two ‘out-of-box’ versions of our next generation technology during the first quarter. We believe that the introduction of these new products will expand our addressable market by giving us competitively priced solutions for companies with smaller, less complex requirements. We expect that this will have a positive impact on our revenue growth as we build awareness for these new products,” said Mr. Bennion.

Financial Highlights

Licenses represented 27% of revenue, and services represented 73% of revenue in the first quarter of fiscal 2005. Overall gross margin was 57% in the quarter, compared with 52% in the previous year period. The increase in gross margin is primarily attributable to the higher services margins achieved during the quarter.

Total operating expenses were $8.2 million compared with $8.5 million in the first quarter of fiscal 2004. Although operating expenses in the first quarter of fiscal 2005 decreased compared to prior year, they were negatively impacted by an increase in legal expenses for patent litigation and the defense of class-action lawsuits related to the

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Selectica, Inc.

Company’s initial public offering. The Company expects that legal expenses will decrease slightly from current levels for the remainder of fiscal 2005.

The Company continues to be in a very strong financial position with approximately $115 million in cash, cash equivalents and investments, and no long-term debt at June 30, 2004. The Company is continuing its board approved stock repurchase program and will repurchase shares as market conditions permit.

Product Development

During the first quarter, Selectica completed development of its first two applications: Selectica Solutions Advisor, a packaged guided-selling solution; and Selectica Deal Optimization, which helps executives and sales teams evaluate deal attractiveness, enforce pricing strategies, and optimize profit margins. Beginning in the second quarter of fiscal 2005, both Solutions Advisor and Deal Optimization will be offered to customers as stand-alone products.

Solutions Advisor and Deal Optimization will also be two components of Selectica’s Enterprise Productivity Suite™ (EPS), which is designed to automate the critical business processes insufficiently addressed by CRM and ERP investments in the Opportunity-to-Order space. Development of the remaining components of EPS is progressing as planned, and the new suite is scheduled for launch in September of this year.

Outlook

For the second quarter of fiscal 2005, Selectica expects revenue to be approximately $6.0 to $6.5 million and net loss per share for the quarter to be in a range of ($0.15) to ($0.17). For the third quarter, Selectica expects revenue to be approximately $8.0 to $9.0 million.

Commenting on the outlook for Selectica, Mr. Bennion said, “Although we are disappointed that our momentum in closing new deals slowed during the first quarter, we believe we have significantly enhanced our ability to drive revenue growth when the market for software picks up. Our sales organization is developing more sales opportunities for the Company, and we will benefit from having the two new applications to offer prospective customers. The launch of Selectica’s EPS in September will provide another key product for driving new bookings. However, given the lengthening sales cycle and the lag time between bookings and revenue recognition, it could be several quarters before reported revenue is at the level required to produce profitability. In addition, we are always evaluating new ways to increase efficiency in order to reduce costs. We are confident that we are moving in the right direction, and as market conditions become more favorable, we believe our performance will improve,” said Mr. Bennion.

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Selectica, Inc.

About Selectica, Inc.

Selectica, Inc. enables enterprises to enhance revenue and reduce costs from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica’s products are designed to improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, IBM, Juniper Networks, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company’s Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

At Selectica:	At Financial Relations Board:
Robert Dougherty	Tony Rossi
Investor Relations	Investor Relations
(408) 545-2611	(310) 407-6563

Financial Tables Follow

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Selectica, Inc.

SELECTICA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended
	6/30/2004	6/30/2003
	(Unaudited)
Revenues:
License	$2,056	$4,704
Services	5,687	7,083

Total revenues	7,743	11,787
Cost of revenues:
License	199	264
Services	3,152	5,354

Total cost of revenues	3,351	5,618

Gross profit	4,392	6,169
Research and development	3,255	3,223
Sales and marketing	2,975	3,994
General and administrative	1,984	1,299

Total operating expenses	8,214	8,516

Loss from operations	(3,822)	(2,347)
Interest income	223	499

Loss before provision for income taxes	(3,599)	(1,848)
Provision for income taxes	—	—

Net loss	(3,599)	(1,848)

Basic, net loss per share	$(0.11)	$(0.06)

Weighted-average shares used in computing basic, loss per share	32,516	30,635

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Selectica, Inc.

SELECTICA, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands)

	6/30/2004	3/31/2004*
Assets
Cash, cash equivalents, and investments	$114,950	$118,774
Accounts receivable	1,933	697
Prepaid expenses and other current assets	2,670	2,597
Property and equipment, net	3,597	3,620
Other assets	727	728

Total assets	$123,877	$126,416

Liabilities and stockholders’ equity
Accounts payable	1,214	644
Accrued payroll and related liabilities	1,767	1,726
Other accrued liabilities	3,344	4,251
Deferred revenues	8,876	7,756

Total liabilities	15,201	14,377
Total stockholders’ equity	108,676	112,039

Total liabilities and stockholders’ equity	$123,877	$126,416

* Amounts derived from audited financial statements at the date indicated

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